Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-93355 and 33-57435 of Westar Energy, Inc. on Form S-8 of our report dated May 26, 2003, appearing in this Annual Report on Form 11-K of the Westar Energy, Inc. (formerly Western Resources, Inc.) Employees’ 401(k) Savings Plan for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

June 23, 2003